Exhibit 99.1

PRESS RELEASE
Investor Contact:

AngioDynamics, Inc.
Stephen Trowbridge, Executive Vice President & CFO
(518) 795-1408

AngioDynamics Reports Fiscal 2021 Third Quarter Financial Results and Updates Guidance
Fiscal 2021 Third Quarter Highlights
•	Net sales of $71.2 million increased 2.0% compared to the prior-year quarter
•	Gross margin of 54.1%, a decline of 370 basis points year over year
•	GAAP loss per share of $0.09 and adjusted earnings per share of $0.02
•	Cash and cash equivalents on February 28, 2021 were $54.5 million
•	The Company is raising its fiscal year 2021 guidance. The Company now expects net sales between $285 and $288 million and fiscal year 2021 adjusted earnings per share between $0.04 and $0.06

Latham, New York, March 30, 2021 – AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, peripheral vascular disease, and oncology, today announced financial results for the third quarter of fiscal year 2021, which ended February 28, 2021.

“I am pleased with our strong third quarter performance, driven by continued strength in our AngioVac and Auryon platforms. Our revenue grew 2% year over year despite continued COVID-19 headwinds, particularly in January and the first half of February. Further, we are encouraged by the recent improvements in our end markets and increasing availability of vaccines,” commented Jim Clemmer, President and Chief Executive Officer of AngioDynamics, Inc. “We continue to execute on our strategy to drive revenue growth through our key technology platforms: Auryon, AngioVac, and NanoKnife. In addition, our balanced approach to cash and expense management continues to yield profitability on an adjusted basis while allowing us to invest in the development and progression of these key platforms. I am excited about the planned launch of our new mechanical thrombectomy device later in calendar 2021, as well as a number of other planned product improvements and clinical and regulatory pathway expansions that will open up opportunities for us in larger, higher-growth markets.”

Third Quarter 2021 Financial Results

Net sales for the third quarter of fiscal 2021 were $71.2 million, an increase of 2.0% compared to the prior-year quarter. Net sales in the third quarter continued to be impacted by the disruption to procedure volumes resulting from the COVID-19 global pandemic. Foreign currency translation did not have a significant impact on the Company's sales in the quarter.

•      Vascular Interventions and Therapies (“VIT”) net sales were $33.3 million, an increase of 8.8%, compared to $30.6 million a year ago. Growth was driven primarily by increased sales of the Company's Auryon and AngioVac platforms compared to the previous year. This growth was partially offset by a decline in sales of Venous products resulting from a decline in elective procedure volumes due to the ongoing COVID-19 global pandemic. Auryon sales during the quarter were $3.3 million.

•      Oncology net sales were $13.1 million, a decrease of 10.1% from $14.6 million in the prior-year period. The year-over-year decline was primarily attributable to lower capital sales and ongoing procedure impacts of COVID-19, particularly in international markets, partially offset by continued growth in sales of NanoKnife disposables in the United States.

•      Vascular Access net sales were $24.8 million, compared to $24.6 million a year ago.

U.S. net sales in the third quarter of fiscal 2021 were $58.7 million, an increase of 6.9% from $54.9 million a year ago. International net sales were $12.5 million in the third quarter of fiscal 2021 compared to $14.9 million a year ago.

Gross margin for the third quarter of fiscal 2021 was 54.1%, a decline of 370 basis points compared to the third quarter of fiscal 2020. Consistent with the first half of the year, the year-over-year decline in gross margin was primarily due to Auryon start-up costs and the Company's previously discussed COVID-related operating plan, including under-absorption of the Company's manufacturing facilities attributable to additional operating protocols designed to secure the supply-chain and prioritize employee safety. In addition, gross margin was negatively impacted by staffing challenges in the Company's upstate New York manufacturing facility. During the third quarter, inventory was reduced by $0.6 million when compared to inventory levels on November 30, 2020. During the fiscal year, inventory levels have been reduced by $10.9 million.

The Company recorded a net loss of $3.5 million, or loss per share of $0.09, in the third quarter of fiscal 2021. This compares to a net loss of $5.7 million, or loss per share of $0.15, a year ago.

Excluding the items shown in the non-GAAP reconciliation table below, adjusted net income for the third quarter of fiscal 2021 was $0.7 million, and adjusted earnings per share was $0.02, compared to adjusted net income in the prior-year period of $0.4 million and adjusted earnings per share of $0.01. Adjusted net income and adjusted earnings per share in the third quarter of fiscal 2021 includes a $1.9 million, and $0.04 per share benefit, respectively, related to the reimbursement of certain expenses under the CARES Act.

Adjusted EBITDA in the third quarter of fiscal 2021, excluding the items shown in the reconciliation table below, was $5.4 million, compared to $3.8 million in the third quarter of fiscal 2020.

In the third quarter of fiscal 2021, the Company generated $5.9 million in operating cash and had capital expenditures of $1.4 million. As of February 28, 2021, the Company had $54.5 million in cash and cash equivalents compared to $58.0 million in cash and cash equivalents on November 30, 2020. The Company reduced its debt outstanding under its revolving credit facility at February 28, 2021, to $30.0 million compared to $40.0 million at November 30, 2020. Subsequent to the end of the third fiscal quarter, the Company further reduced debt outstanding under the revolving credit facility to $20 million. Management remains focused on cash preservation and expense management amid the current environment.

Nine Months Financial Results

For the nine months ended February 28, 2021:

•	Net sales were $214.2 million, an increase of 4.1%, compared to $205.8 million for the same period a year ago.

•	The Company's net loss was $12.1 million, or a loss of $0.32 per share, compared to a net loss of $9.7 million, or a loss of $0.26 per share, a year ago.

•	Gross margin decreased 490 basis points to 53.4% from 58.3% a year ago due to the Company's COVID-related operating plan and Auryon start-up costs.

•
Excluding the items shown in the non-GAAP reconciliation table below, adjusted net income was $1.9 million, with adjusted earnings per share of $0.05, compared to adjusted net income and adjusted earnings per share of $5.7 million, and $0.15, respectively, a year ago.

•	Adjusted EBITDA, excluding the items shown in the reconciliation table below, was $15.0 million, compared to $17.5 million for the same period a year ago.

Fiscal Year 2021 Financial Guidance

The Company is increasing its guidance for fiscal year 2021. Management now projects net sales between $285 and $288 million and fiscal year 2021 adjusted earnings per share between $0.04 and $0.06, compared to previous projections of net sales between $278 and $284 million and adjusted earnings per share between $0.00 and $0.05.

Conference Call

The Company's management will host a conference call today at 8:00 a.m. ET to discuss its fiscal 2021 third quarter results.

To participate in the conference call, dial 1-877-407-0784 (domestic) or +1-201-689-8560 (international) and refer to the passcode 13717367.

This conference call will also be webcast and can be accessed from the “Investors” section of the AngioDynamics website at www.angiodynamics.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

A recording of the call will also be available from 11:00 a.m. ET on Tuesday, March 30, 2021, until 11:59 p.m. ET on Tuesday, April 6, 2021. To hear this recording, dial 1-844-512-2921 (domestic) or +1-412-317-6671 (international) and enter the passcode 13717367.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics' business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported adjusted EBITDA, adjusted net income, adjusted earnings per share, and free cash flow. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics' performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics' underlying business. Management encourages investors to review AngioDynamics' financial results prepared in accordance with GAAP to understand AngioDynamics' performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics' financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics, Inc.

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, peripheral vascular disease, and oncology. AngioDynamics' diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, drainage products, thrombolytic products and venous products. For more information, visit www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics' expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects," "reaffirms," "intends," "anticipates," "plans," "believes," "seeks," "estimates," “projects”, "optimistic," or variations of such words and similar expressions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ materially from AngioDynamics' expectations, expressed or implied. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the scale and scope of the COVID-19 global pandemic, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, infringement of AngioDynamics' technology or assertions that AngioDynamics' technology infringes the technology of third parties, the ability of AngioDynamics to effectively compete against competitors that have substantially greater resources, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, challenges with respect to third-party distributors or joint venture partners or collaborators, the results of sales efforts, the effects of product recalls and product liability claims, changes in key personnel, the ability of AngioDynamics to execute on strategic initiatives, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate acquired businesses, as well as the risk factors listed from time to time in AngioDynamics' SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2020. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, the NanoKnife System has received a 510(k) clearance by the Food and Drug Administration for use in the surgical ablation of soft tissue and is similarly approved for commercialization in Canada, the European Union, and Australia. The NanoKnife System has not been cleared for the treatment or therapy of a specific disease or condition.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Feb 28, 2021	Feb 29, 2020	Feb 28, 2021	Feb 29, 2020
	(unaudited)		(unaudited)

Net sales	$71,182	$69,780	$214,168	$205,825
Cost of sales (exclusive of intangible amortization)	32,652	29,481	99,700	85,765
Gross profit	38,530	40,299	114,468	120,060
% of net sales	54.1%	57.8%	53.4%	58.3%

Operating expenses
Research and development	8,565	8,395	27,286	22,450
Sales and marketing	19,607	20,934	57,486	60,427
General and administrative	9,011	10,203	26,787	29,651
Amortization of intangibles	4,292	5,019	13,838	13,417
Change in fair value of contingent consideration	183	419	(290)	116
Acquisition, restructuring and other items, net	610	1,565	3,057	4,486
Total operating expenses	42,268	46,535	128,164	130,547
Operating loss	(3,738)	(6,236)	(13,696)	(10,487)
Interest expense, net	(226)	(166)	(676)	(672)
Other income (expense), net	(163)	(131)	259	(67)
Total other expense, net	(389)	(297)	(417)	(739)
Loss before income tax benefit	(4,127)	(6,533)	(14,113)	(11,226)
Income tax benefit	(583)	(824)	(2,033)	(1,506)
Net loss	$(3,544)	$(5,709)	$(12,080)	$(9,720)

Loss per share
Basic	$(0.09)	$(0.15)	$(0.32)	$(0.26)
Diluted	$(0.09)	$(0.15)	$(0.32)	$(0.26)

Weighted average shares outstanding
Basic	38,360	37,999	38,281	37,924
Diluted	38,360	37,999	38,281	37,924

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Net Loss to non-GAAP Adjusted Net Income:

	Three Months Ended		Nine Months Ended
	Feb 28, 2021	Feb 29, 2020	Feb 28, 2021	Feb 29, 2020
	(unaudited)		(unaudited)

Net loss	$(3,544)	$(5,709)	$(12,080)	$(9,720)

Amortization of intangibles	4,292	5,019	13,838	13,417
Change in fair value of contingent consideration	183	419	(290)	116
Acquisition, restructuring and other items, net (1)	610	1,565	3,057	4,486
Write-off of deferred financing fees (2)	—	—	—	593
Tax effect of non-GAAP items (3)	(803)	(932)	(2,606)	(3,205)
Adjusted net income	$738	$362	$1,919	$5,687

Reconciliation of Diluted Loss Per Share to non-GAAP Adjusted Diluted Earnings Per Share:

	Three Months Ended		Nine Months Ended
	Feb 28, 2021	Feb 29, 2020	Feb 28, 2021	Feb 29, 2020
	(unaudited)		(unaudited)

Diluted loss per share	$(0.09)	$(0.15)	$(0.32)	$(0.26)

Amortization of intangibles	0.11	0.13	0.36	0.35
Change in fair value of contingent consideration	—	0.01	(0.01)	—
Acquisition, restructuring and other items, net (1)	0.02	0.04	0.08	0.12
Write-off of deferred financing fees (2)	—	—	—	0.02
Tax effect of non-GAAP items (3)	(0.02)	(0.02)	(0.06)	(0.08)
Adjusted diluted earnings per share	$0.02	$0.01	$0.05	$0.15

Adjusted diluted sharecount (4)	39,271	38,094	38,770	38,111

(1) Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.
(2) Deferred financing fees related to the old credit agreement were written off during the first quarter of fiscal year 2020.
(3) Adjustment to reflect the income tax provision on a non-GAAP basis has been calculated assuming no valuation allowance on the Company's U.S. deferred tax assets and an effective tax rate of 23% for the periods ended February 28, 2021 and February 29, 2020.

(4) Diluted shares may differ for non-GAAP measures as compared to GAAP due to a GAAP loss.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Loss to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	Feb 28, 2021	Feb 29, 2020	Feb 28, 2021	Feb 29, 2020
	(unaudited)		(unaudited)

Net loss	$(3,544)	$(5,709)	$(12,080)	$(9,720)

Income tax benefit	(583)	(824)	(2,033)	(1,506)
Interest expense, net	226	166	676	672
Depreciation and amortization	6,340	6,401	19,276	17,434
Change in fair value of contingent consideration	183	419	(290)	116
Stock based compensation	2,147	1,772	6,398	5,998
Acquisition, restructuring and other items, net (1)	610	1,565	3,057	4,486
Adjusted EBITDA	$5,379	$3,790	$15,004	$17,480

Per diluted share:
Adjusted EBITDA	$0.14	$0.10	$0.39	$0.46

(1) Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three Months Ended					Nine Months Ended
	Feb 28, 2021	Feb 29, 2020	% Growth	Currency Impact	Constant Currency Growth	Feb 28, 2021	Feb 29, 2020	% Growth	Currency Impact	Constant Currency Growth

	(unaudited)					(unaudited)
Net Sales by Product Category
Vascular Interventions & Therapies	$33,251	$30,552	8.8%			$97,008	$90,616	7.1%
Vascular Access	24,813	24,642	0.7%			76,848	70,585	8.9%
Oncology	13,118	14,586	(10.1)%			40,312	44,624	(9.7)%
	$71,182	$69,780	2.0%	(0.4)%	1.6%	$214,168	$205,825	4.1%	(0.3)%	3.8%
	—	—

Net Sales by Geography
United States	$58,654	$54,889	6.9%			$173,446	$163,381	6.2%
International	12,528	14,891	(15.9)%	(2.1)%	(18.0)%	40,722	42,444	(4.1)%	(1.2)%	(5.3)%
	$71,182	$69,780	2.0%	(0.4)%	1.6%	$214,168	$205,825	4.1%	(0.3)%	3.8%

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Feb 28, 2021	May 31, 2020
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$54,469	$54,435
Accounts receivable, net	33,171	31,263
Inventories	49,006	59,905
Prepaid expenses and other	9,011	7,310
Total current assets	145,657	152,913
Property, plant and equipment, net	29,827	28,312
Other assets	19,443	15,338
Intangible assets, net	186,216	197,136
Goodwill	201,102	200,515
Total assets	$582,245	$594,214
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$17,067	$19,096
Accrued liabilities	30,760	29,380
Current portion of contingent consideration	—	836
Other current liabilities	2,429	2,133
Total current liabilities	50,256	51,445
Long-term debt, net of current portion	30,000	40,000
Deferred income taxes	22,371	24,057
Contingent consideration, net of current portion	15,362	14,811
Other long-term liabilities	9,320	9,029
Total liabilities	127,309	139,342
Stockholders' equity	454,936	454,872
Total Liabilities and Stockholders' Equity	$582,245	$594,214

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Nine Months Ended
	Feb 28, 2021	Feb 29, 2020	Feb 28, 2021	Feb 29, 2020
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net loss	$(3,544)	$(5,709)	$(12,080)	$(9,720)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,379	6,440	19,392	17,550
Non-cash lease expense	595	663	1,860	1,567
Stock based compensation	2,147	1,772	6,398	5,998
Change in fair value of contingent consideration	183	419	(290)	116
Deferred income taxes	(634)	(872)	(2,187)	(1,606)
Change in accounts receivable allowances	2	(13)	31	186
Fixed and intangible asset impairments and disposals	10	26	190	395
Write-off of other assets	—	—	—	593
Other	81	97	(149)	70
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	458	(1,630)	(1,823)	7,834
Inventories	591	(4,027)	11,119	(14,036)
Prepaid expenses and other	(2,498)	(5,834)	(8,821)	(9,378)
Accounts payable, accrued and other liabilities	2,101	(9,169)	(1,746)	(18,003)
Net cash provided by (used in) operating activities	5,871	(17,837)	11,894	(18,434)
Cash flows from investing activities:
Additions to property, plant and equipment	(1,382)	(1,742)	(4,567)	(5,756)
Acquisition of intangibles	—	—	—	(350)
Cash paid in acquisition	—	(10,000)	—	(55,760)
Net cash used in investing activities	(1,382)	(11,742)	(4,567)	(61,866)
Cash flows from financing activities:
Proceeds from borrowings on long-term debt	—	15,000	—	15,000
Repayment of long-term debt	(10,000)	—	(10,000)	(132,500)
Deferred financing costs on long-term debt	—	(34)	—	(775)
Payment of acquisition related contingent consideration	—	—	—	(1,208)
Proceeds (outlays) from exercise of stock options and employee stock purchase plan	1,978	594	2,459	(706)
Net cash provided by (used in) financing activities	(8,022)	15,560	(7,541)	(120,189)
Effect of exchange rate changes on cash and cash equivalents	(23)	(68)	248	8
Increase (decrease) in cash and cash equivalents	(3,556)	(14,087)	34	(200,481)
Cash and cash equivalents at beginning of period	58,025	41,247	54,435	227,641
Cash and cash equivalents at end of period	$54,469	$27,160	$54,469	$27,160

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands)

Reconciliation of Free Cash Flows:
	Three Months Ended		Nine Months Ended
	Feb 28, 2021	Feb 29, 2020	Feb 28, 2021	Feb 29, 2020
	(unaudited)		(unaudited)

Net cash provided by (used in) operating activities	$5,871	$(17,837)	$11,894	$(18,434)
Additions to property, plant and equipment	(1,382)	(1,742)	(4,567)	(5,756)
Free Cash Flow	$4,489	$(19,579)	$7,327	$(24,190)